Exhibit 99.1

Builders FirstSource Secures $160 Million Term Loan

December 5, 2011 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR) (the “Company”) a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today announced the completion of a new $160 million first-lien Term Loan financing agreement (“Term Loan”) with affiliates of Highbridge Principal Strategies, LLC. The Company also announced it had entered into a stand-alone letter of credit facility (“LC Facility”) with SunTrust Bank, which provides for the issuance of up to $20 million of letters of credit. With the proceeds, the Company intends to repay the $20 million outstanding under the current revolving credit facility, use $14.2 million to collateralize letters of credit outstanding under the new LC Facility, and pay fees and expenses related to the transaction.

Floyd Sherman, Builders FirstSource Chief Executive Officer, commented, “This financing transaction strengthens our liquidity and positions us to take full advantage of the expected recovery in housing. I am sincerely appreciative of the support of our company demonstrated by Highbridge and SunTrust in partnering with us in this transaction. I am also grateful for the continued support of our two largest shareholders, JLL Partners and Warburg Pincus, whose insight was critical to the success of this financing transaction.”

Continuing, Mr. Sherman added, “This financing transaction would not have been possible without the continued improvement in our 2011 financial results. We made strong progress in 2011, and our improved liquidity should further this progress by allowing us to better serve our customers while remaining a preferred partner with our vendors. Upon receipt of the $119.6 million in net proceeds related to this transaction, our cash balance was approximately $150 million, and our net liquidity was approximately $115 million after giving effect to a $35 million minimum cash requirement contained in the Term Loan. Our sales results through November have exceeded our expectations, delaying the anticipated seasonal reduction in working capital typically seen by this point in the year. Our liquidity has also enabled us to take advantage of opportunistic inventory buys to protect customer pricing as we head into 2012.”

The Term loan was issued at 97% and is secured by a first lien on substantially all of the Company’s assets and is guaranteed by all the Company’s subsidiaries. Interest accrues on the loan at 3-month LIBOR (subject to a 2% floor), plus 9.5%. The Term Loan also includes detachable warrants that allow for the purchase of 1.6 million shares of the Company’s common stock, representing approximately 1.5% fully diluted ownership, at a price of $2.50. The LC Facility includes a commitment fee of 0.5% on any unused amount and assesses interest at a rate of 2.0% on any outstanding letters of credit. The Term Loan and the LC Facility mature on September 30, 2015. In conjunction with the closing of the Term Loan, the Company terminated its $150 million revolving credit facility.

Mr. Sherman concluded, “I could not be more proud of what our employees have been able to accomplish. It has been a hard-fought few years, and our employees have made the sacrifices and tough decisions necessary to enable our company to manage through this difficult housing environment. I look forward to the opportunities that lie ahead for Builders FirstSource.”

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates distribution centers and manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Contacts:

M. Chad Crow

Senior Vice President and Chief Financial Officer

Builders FirstSource, Inc.

(214) 880-3585